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EXHIBIT 3.9

RESTATED CERTIFICATE OF INCORPORATION

OF

THE O. S. KELLY CORPORATION

Pursuant to Section 242 and 245 of
the Delaware General Corporation Law

    THE O. S. KELLY CORPORATION, a Delaware corporation (the "Corporation"), does hereby amend and restate its Certificate of Incorporation to read in it entirety as set forth in Exhibit A attached hereto. The date of filing of the Corporation's original certificate of incorporation with the Secretary of State was November 28, 1986.

    IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and to be executed in its corporate name on the 12th day of April 1993.

THE O. S. KELLY CORPORATION

	By:	/s/ DONALD R. WELL President
Attest:
/s/ THEODORE GOLBA Secretary, Assistant

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

THE O. S. KELLY CORPORATION

    FIRST.  Name.  The name of the Corporation is The O. S. Kelly Corporation (the "Corporation").

    SECOND.  Registered Office.  The registered office of the corporation is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

    THIRD.  Purpose and Powers.  The purpose for which the Corporation is organized is as follows:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH.  Capitalization.  The total number of shares of stock that the Corporation shall have authority to issue is 1,300,000 shares of capital stock, of which l,000,000 shares shall be Common Stock (the "Common Stock"), 200,000 shares shall be Class A Common Stock (the "Class A Shares") and 100,000 shares shall be Preferred Stock (the "Preferred Stock"). All shares of stock of the Corporation shall have a par value of $.01 per share. The Common Stock and Class A Shares are referred to herein collectively as the "Common Shares."

    The voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the classes of stock of the Corporation are as follows:

    A.  Common Shares.  All Common Shares will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

      (1)  Voting Rights.

        (a)  Common Shares.  Except as otherwise required by law, the holders of Common Shares shall be entitled to one vote per share and shall vote together as a single class on each matter on which the stockholders of the Corporation shall be entitled to vote.

        (b)  Class Vote.  The holders of Common Stock and the holders of Class A Shares shall not be entitled to vote as separate classes except as otherwise required by law.

      (2)  Dividends.  The Board of Directors of the Corporation may cause dividends or other distributions to be paid to the holders of Common Stock or to the holders of Class A Shares, or both, out of funds legally available for the payment of dividends by declaring an amount per share as a dividend or other distribution. When and as dividends or other distributions are declared on any class of Common Shares, whether payable in cash, in property or in shares of stock of the Corporation, the holders of such class of stock shall be entitled to share ratably, share for share, in such dividends. The Board of Directors may cause dividends to be paid on one class of Common Shares (Common Stock or Class A Shares) without causing the payment of any dividends on the other class of Common Shares, but the foregoing shall not prevent the Board of Directors from causing an equal amount of dividends to be paid on both classes of Common Shares at any time that the Board of Directors may deem appropriate.

      (3)  Liquidation Rights.

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Shares shall be entitled to share ratably, share for share, in all remaining assets of the Corporation available for distribution to its stockholders.

        (b) Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation into the Corporation, nor a reorganization of the Corporation, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation, nor a sale or transfer of all or any part of its assets shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (3).

      (4)  Conversion.

        (a)  Conversion of Class A Shares.  Subject to and upon compliance with the provisions of this paragraph (4), each record holder of Class A Shares shall be entitled to convert, at any time and from time to time, any or all of the Class A Shares held by such holder into the same number of shares of Common Stock.

        (b)  Conversion Procedure.

           (i) Each conversion of Class A Shares into Common Stock will be affected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Class A shares) at any time during its usual business hours, together with written notice by the holder of such Class A Shares, (A) stating that such holder desires to convert the Class A Shares, or a specified number of the shares represented by such certificate or certificates, into shares of Common Stock and (B) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the shares of Common Stock shall be issued, and instructions for the delivery thereof. Subject to any applicable transfer restrictions, upon receipt of the notice described in the first sentence of this subparagraph (b)(i), together with the certificate(s) evidencing the Class A Shares, the Corporation shall issue and deliver in accordance with such instructions the certificate(s) evidencing the shares of Common Stock issuable upon such conversion and a certificate representing any shares that were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but that were not Class A Shares and, therefore, were not converted (which new certificate(s) shall contain such legends, if any, as were set forth on the surrendered certificate(s) unless in the opinion of counsel to the Corporation any such legend is no longer advisable). Such conversion of Class A Shares shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Class A Shares as such holder shall cease, and the person(s) in whose name or names any certificate(s) evidencing the shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock.

          (ii) Upon the issuance of shares of Common Stock in accordance with this paragraph (4), such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

          (iii) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issue upon conversion of Class A Shares, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Class A Shares.

          (iv) Class A Shares that are converted into shares of Common Stock may be reissued.

          (v) The issuance of certificates evidencing shares of Common Stock upon conversion of Class A Shares shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class A Share converted.

      (5)  Stock Splits: Adjustments.

        (a) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Shares, the outstanding shares of the other class of Common Shares shall be proportionately subdivided or combined and effective provision shall be made for the protection of all conversion and redemption rights hereunder.

        (b) In case of any reorganization, reclassification or change of Common Shares (other than a change in par value as a result of a subdivision or combination, or a change from par value to no par value), or in case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding Common Shares), or in case of any sale, lease or other disposition to another corporation (other than a wholly owned subsidiary of the Corporation) of all or substantially all the assets of the Corporation, each holder of a Class A Share shall have the right at any time thereafter, if and so long as the conversion right hereunder with respect to such Class A Share would exist had such event not occurred, to convert such Class A Share into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of Common Stock into which such Class A Shares might have been converted had such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition not occurred. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the Class A Shares of each class that shall be applicable, as nearly as reasonably may be, into any such other shares of stock and other securities and property deliverable upon conversion, exchange or other disposition of the shares of Common Stock into which such Class A shares might have been converted had such event not occurred. In the case of any of the actions specified in this subparagraph (b), the holders of a majority of Class A shares may approve a treatment of such class in connection with any such action that differs from the treatment specified in this subparagraph (b), and such differing treatment, if otherwise approved by all other classes of stockholders that may be required to take action thereon pursuant to law or the certificate of incorporation, shall be binding upon all holders of Class A Shares.

    B.  Preferred Stock.  The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any series of Preferred Stock that may be desired.

    FIFTH.  Elections by Ballot.  Elections of directors need not be by written ballot.

    SIXTH.  Amendment of By-Laws.  The Board of Directors shall have the power, in addition to the stockholders, to make, alter or repeal the by-laws of the Corporation.

    SEVENTH.  Limit on Liability and Indemnification.

    A.  Liability.  To the full extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

    B.  Indemnification.  To the full extent permitted by the General Corporation Laws of the State of Delaware, as it exists on the date hereof or may hereafter be amended, and any other applicable law, the corporation shall indemnify a director, officer, employee or agent of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director, officer, employee or agent or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered to contract in advance to indemnify any director, officer, employee or agent or any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

    EIGHTH.  Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

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  EXHIBIT 3.9
RESTATED CERTIFICATE OF INCORPORATION OF THE O. S. KELLY CORPORATION
  EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION OF THE O. S. KELLY CORPORATION